SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________

November 10, 2000
(Date of Report (date of earliest event reported))

TAYLOR DEVICES, INC.
(Exact name of registrant as specified in charter)

New York (State or other Jurisdiction of Incorporation)	0-3498 (Commission File Number)	16-0797789 (IRS Employer Identification No.)

90 Taylor Drive, North Tonawanda, New York (Address of principal executive offices)	14120-0748 (Zip Code)

716-694-0800
(Registrant's telephone number, including area code)

Item 5. Other Events.

On November 10, 2000, the Board of Directors voted unanimously to continue Registrant's plan to purchase shares of its outstanding common stock, $.025 par value ("Shares") from selling shareholders at the direction of Registrant's President and Chief Executive Officer, Douglas P. Taylor. $225,000 of cash on hand was originally authorized by the Board in December 1998 for this purpose, and an additional $135,000 was authorized in December 1999. Of the total authorization of $360,000, approximately $95,000 remains and is intended to be used. Purchases may be made from time to time, commencing January 1, 2001 through December 31, 2001 at the then current market price of the Shares. Registrant will continue to execute the plan through open-market purchases.

Exhibits filed as part of this Report:

Exhibit Number		Page in sequential numbering system where Exhibit is found
(99)	Press release dated December 15, 2000	3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR DEVICES, INC. (registrant)

DATED: December 15, 2000	By:	/s/ Douglas P. Taylor Douglas P. Taylor, President and Chief Executive Officer

Exhibit 99

PRESS RELEASE DATED DECEMBER 15, 2000

Contact: Henry T. Rockwell
(203) 262-6590

FOR IMMEDIATE RELEASE

TAYLOR DEVICES, INC. TO PURCHASE SHARES

North Tonawanda, NY, December 15, 2000 Taylor Devices, Inc. (NASDAQ: TAYD) announced today that its Board of Directors voted unanimously to continue the Company's plan to purchase shares of its outstanding common stock, $.025 par value ("Shares") from selling shareholders at the direction of the Company's President and Chief Executive Officer, Douglas P. Taylor. $225,000 of cash on hand was originally authorized for this purpose by the Board in December 1998, and an additional $135,000 was authorized in December 1999. Of the total authorization of $360,000, approximately $95,000 remains and is intended to be used. Purchases may be made from time to time, commencing January 1, 2001 through December 31, 2001 at the then current market price of the Shares. The Company will continue to execute the plan through open-market purchases.

Taylor Devices, Inc. employs over 90 people in Western New York, and designs, develops, manufactures, and markets tension control, energy storage and shock absorption devices for use in various types of machinery, equipment and structures, including devices for seismic protection and isolation of wind-induced vibration.